Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment to Amended and Restated Employment Agreement ("Agreement") is made as of July 14, 2016 (the "Effective Date"), by and among Mercantile Bank Corporation, a Michigan corporation (the "Company”), Mercantile Bank of Michigan, a Michigan banking corporation (the "Bank", and collectively with the Company, the "Employers", and each an “Employer”), and Michael H. Price (the "Employee").

RECITALS

A.     The Company, the Bank and the Employee have previously entered into an Amended and Restated Employment Agreement dated November 13, 2014, which has been amended by an amendment dated as of May 28, 2015 (the "Employment Agreement").

B.     Employee is currently employed by the Company as its Chairman, President and Chief Executive Officer and by the Bank as its Chairman.

C.     The Company and the Bank desire, with Employee's assistance, to implement a succession plan with respect to Employee's employment, and Employee desires to provide such assistance.

D.     The Company and the Bank desire to continue to employ Employee pursuant to the terms of the Employment Agreement, as amended hereby, and Employee desires to continue to be employed by the Company and the Bank pursuant to such terms until Employee's retirement as of the Company's 2018 annual meeting of shareholders (the "Retirement Date").

E.     The Employers believe that entering into this Agreement is in the best interest of their respective shareholders.

F.     The Employee believes that entering into this Agreement is in his best interest.

TERMS OF AGREEMENT

In consideration of the mutual covenants and obligations set forth in this Agreement, to induce the Employee to remain in the employment of the Employers, and for other good and valuable consideration, the Employers and the Employee enter into this Agreement and agree as follows:

1.     Section 1 of the Employment Agreement is amended in its entirety as follows:

1.     Employment, Term, and Acceptance: Each Employer agrees to continue to employ the Employee in accordance with the terms of the Employment Agreement, as amended herein, from the Effective Date through the Retirement Date (the "Employment Period"), unless such employment is terminated earlier pursuant to Section 7 or 8 of the Employment Agreement. The Employee hereby accepts such employment.

2.     Section 2 of the Employment Agreement is amended in its entirety as follows:

2.     Duties and Authority.

2.1     From the Effective Date through December 31, 2016, Employee shall continue to devote Employee's full business time, energy and talent to serving as the Chairman, President and Chief Executive Officer of the Company, and the Chairman of the Bank, subject to the direction of the Board of Directors of each Employer.

2.2     Effective as of January 1, 2017, Employee shall resign his positions of President and Chief Executive Officer of the Company. From January 1, 2017 through the 2018 annual meeting of shareholders (the "2018 Annual Meeting"), Employee shall devote a reasonable and appropriate amount of his business time, energy and talent to serving as Executive Chairman of each of the Company and the Bank, which shall be an executive position, subject to the direction of the Board of Directors of each Employer.

2.3     Employee shall have the duties that are commensurate with Employee's position and any other duties that may be assigned to Employee by the Board of Directors of either the Company or the Bank, including the duty to assist Employee's successor in connection with his or her transition into the role of President and Chief Executive Officer of the Company. Employee shall perform all duties faithfully and efficiently and shall have such powers as are inherent to the undertakings applicable to Employee's position and necessary to carry out the duties required of Employee hereunder.

2.4     During the Employment Period, Employee shall continue to serve and/or be nominated to serve as a member the Board of Directors of each of the Company and the Bank, subject to the election of the applicable shareholders.

2.5     Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Employee may devote reasonable time to activities other than those required under the Employment Agreement, including activities of a charitable, educational, religious, or similar nature to the extent such activities do not, in the judgment of the Board of Directors of the Company, inhibit, prohibit, interfere with, or conflict with Employee's duties under the Employment Agreement or conflict in any material way with the business of the Company or the Bank; provided, however, that Employee shall not serve on the board of directors of any for-profit business (other than the Company or an affiliate) or hold any other position with any for-profit business without receiving the prior written consent of the Board of Directors of the Company.

3.     Section 3 of the Employment Agreement is amended in its entirety as follows:

3.     Cash Compensation. For all services to be performed by the Employee under the Employment Agreement (including services as an officer, employee, director, or member of any board committee), the Bank shall pay the Employee an annual base salary (prorated for any partial year) ("Base Cash Compensation"), payable in each case in accordance with the then prevailing payroll practices of the Bank in the following amount:

(a)     From the Effective Date through December 31, 2016: $539,000;

(b)     From January 1, 2017 through the 2017 annual meeting of shareholders (the "2017 Annual Meeting"): $325,000; and

(b)     From the 2017 Annual Meeting through the 2018 Annual Meeting: $150,000.

To the extent that the date of any change in rate of compensation provided for above does not coincide with the first day of a payroll period of the Bank, such change in rate of compensation shall become effective as of the first day of the payroll period that includes such date. In addition to the Base Cash Compensation described above, the Employee will be entitled to such bonuses and other discretionary compensation as may be awarded to him from time to time by the Board of Directors of either of the Employers.

4.     The following sentence is added to the end of Section 4 of the Employment Agreement:

In illustration but not in limitation of the foregoing, Employee shall be entitled to receive a grant of stock options and/or restricted stock in the fourth quarter of each of 2016, 2017 and 2018, if grants are made to other executives of the Company, and if he continues to be an employee or a director of the Company at that time. Any grant(s) in 2017 will be compared to the grant(s) made to the President and Chief Executive Officer of the Company, with the Employee receiving a grant that is pro-rated based on the ratio of the Employee's 2017 Base Cash Compensation to the President and Chief Executive Officer's 2017 Base Cash Compensation. Any grant(s) in 2018 will be similarly pro-rated based on the ratio of the Employee's 2018 Base Cash Compensation to the President and Chief Executive Officer's 2018 Base Cash Compensation, and further reduced to reflect that the Employee was employed as an executive officer for 5/12th of 2018.

5.     The second sentence of Section 7.1 is amended as follows:

In the event of any such termination during the Employment Period, the Bank shall continue to pay the Employee his Base Cash Compensation, at the rate in effect immediately prior to the giving of the Disability Termination Notice, through the end of the Employment Period.

6.     The second sentence of Section 8.3 is amended as follows:

For purposes of the Employment Agreement, the term "Good Reason" means (a) any assignment to the Employee of any title or duties that are materially inconsistent with the Employee's positions, titles, duties, or responsibilities as set forth herein, other than an insubstantial or inadvertent action which is remedied by the applicable Employer promptly after receipt of written notice from the Employee, or which is approved of by the Employee in writing; or (b) any failure by an Employer to comply in a material respect with any provision of Section 3, 4, 5, or 6, other than a insubstantial or inadvertent failure which is remedied by the applicable Employer promptly after receipt of written notice from the Employee.

7.     Section 8.5(b) is amended as follows:

(b)     an amount equal to the greater of (i) the Base Cash Compensation payable to the Employee for the remainder of the Employment Period (i.e. through the Retirement Date), or (ii)(A) if the termination occurs before January 1, 2017, $500,000; (B) if the termination occurs on or after January 1, 2017 and before the 2017 Annual Meeting, $325,000; and (C) if the termination occurs on or after the 2017 Annual Meeting, $150,000; in each case, payable in eighteen (18) substantially equal monthly installments commencing within thirty (30) days after the effective date of the termination of employment; plus

8.     Section 8.5(e) is amended as follows:

(e)     If employment is terminated before January 1, 2017, $10,000 for out-placement, interim office, and related expenses, payable within thirty (30) days after the effective date of the termination of employment.

9.     Miscellaneous.

(a)     Modifications/Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of all of the parties executed by all of the parties.

(b)     Successors and Assigns. This Agreement shall be binding upon each Employer and its respective successors and assigns, and shall be binding on Employee and his successors, assigns, heirs and personal representatives.

(c)     Governing Law. This Agreement and the legal relations between the parties shall be subject to and governed by the internal laws (and not the law of conflicts) of the State of Michigan.

(d)     Integration. This Agreement, the Employment Agreement and any document executed in connection with either of the foregoing embody the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior oral or written negotiations, agreements, and understandings of the parties with respect to the subject matter hereof.

(e)     Severability. If a court of competent jurisdiction determines that any one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect, such determination shall not affect the validity, legality or enforceability of any other provision of this Agreement.

10.     Except as amended herein, the Employment Agreement shall remain in full force and effect.

[Signatures on following page]

The parties have executed this Agreement as of the day and year first above written.

MERCANTILE BANK CORPORATION

By: /s/ Robert B. Kaminski
Robert B. Kaminski
Its: Executive Vice President and COO

MERCANTILE BANK OF MICHIGAN

By: /s/ Robert B. Kaminski
Robert B. Kaminski
Its: President and CEO

EMPLOYEE

/s/ Michael H. Price

Michael H. Price